EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400
WESTERN REFINING TO PARTICIPATE IN
UPCOMING CONFERENCES
EL PASO, Texas — January 4, 2011 — Western Refining, Inc. (NYSE:WNR) announced today that Company management will participate in two upcoming events:

Event:	Thursday, January 6, 2011
Deutsche Bank 2011 US Independent Refining Conference
The Hilton Boston Financial District
Boston, MA

Event:	Wednesday, January 12, 2011
Goldman Sachs 2011 Global Energy Conference
The Grand Hyatt
Tampa, FL
The meeting materials will be available beginning January 6, 2011, on the Investor Relations section of Western Refining’s website at www.wnr.com. The materials will be archived and remain available until January 20, 2011.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.
Forward Looking Statement
The meeting materials contain forward-looking statements which are protected as forward looking statements under the Private Litigation Securities Reform Act of 1995. The forward-looking statements contained herein include statements about, among other things, crude oil slates at our refineries including our ability to run increased amounts of sour crude at our El Paso refinery, refined products supply and demand, future refining margins and benchmark crack spreads, our ability to successfully convert Yorktown facility storage and terminal assets to a terminal and storage facility and our ability to successfully negotiate third-party terminalling and storage agreements and/or the sale of the terminal assets at our Yorktown facility, a continued rebound in operating income for our Wholesale group, continued growth in our Retail group’s operating income, merchandise sales and future organic growth of the Retail group, future operational improvements at our Gallup refinery, acquisition of logistic assets in the Southwest, future reduction in working capital, ability to achieve future operating expense / SG&A initiatives, future reductions of our term loan amount, future asset monetization opportunities, future population growth in the Southwest, local, growing crude oil production, optimization of regulatory capital expenditures, and continued reliable and optimized and predictable plant operations. These statements are subject to the general risks inherent in our business. Our expectations may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.